Exhibit 21.1
SUBSIDIARIES OF SAILPOINT TECHNOLOGIES HOLDINGS, INC.
1.SailPoint Technologies Intermediate Holdings, LLC (Delaware)
2.SailPoint Technologies, Inc. (Delaware)
3.SailPoint Holdings, Inc. (Delaware)
4.SailPoint International, Inc. (Delaware)
5.SailPoint Technologies UK Ltd. (United Kingdom)
6.SailPoint Technologies India Private Ltd. (India)
7.SailPoint Technologies Netherlands B.V. (Netherlands)
8.SailPoint Technologies Pte. Ltd. (Singapore)
9.SailPoint Technologies Israel Ltd. (Israel)
10.SailPoint Technologies GmbH (Germany)
11.SailPoint Technologies SARL (Switzerland)
12.SailPoint Technologies Japan G.K (Japan)
13.SailPoint Technologies Canada Inc. (Canada)